Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Amended and Restated 2018 Stock Incentive Compensation Plan of Victory Capital Holdings, Inc. of our reports dated February 29, 2024, with respect to the consolidated financial statements of Victory Capital Holdings, Inc. and the effectiveness of internal control over financial reporting of Victory Capital Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

June 5, 2024